As filed with the Securities and Exchange Commission on June 8, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

MeiraGTx Holdings plc

(Exact name of registrant as specified in its charter)

Cayman Islands	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

430 East 29th Street, 10th Floor

New York, NY 10016

(Address of principal executive offices) (Zip code)

MeiraGTx Holdings plc 2016 Equity Incentive Plan, as amended

MeiraGTx Holdings plc 2018 Incentive Award Plan

MeiraGTx Holdings plc 2018 Employee Share Purchase Plan

(Full title of the plans)

Alexandria Forbes, Ph.D.

President and Chief Executive Officer

MeiraGTx LLC

430 East 29th Street, 10th Floor

New York, NY 10016

(Name and address of agent for service)

(646) 490-2965

(Telephone number, including area code, of agent for service)

Copy to:

Peter N. Handrinos

Latham & Watkins LLP

200 Clarendon Street, 27th Floor

Boston, MA 02116

(617) 948-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☑

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, nominal value $0.00003881 per share	1,614,346 shares (2)	$5.32 (3)	$8,588,320.72	$1,069.25
Ordinary Shares, nominal value $0.00003881 per share	6,542,964 shares (4)	$15.00 (5)	$98,144,460	$12,218.99
Ordinary Shares, nominal value $0.00003881 per share	1,355,598 shares (6)	$15.00 (7)	$20,333,970	$2,531.58

(1)	Pursuant to Rule 416(a) and Rule 416(b) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional shares of the Registrant’s ordinary shares, nominal value $0.00003881 per share (the “Ordinary Shares”), which become issuable under the MeiraGTx Holdings plc 2016 Equity Incentive Plan, as amended (the “2016 Plan”), the MeiraGTx Holdings plc 2018 Incentive Award Plan (the “2018 Plan”) and the MeiraGTx Holdings plc 2018 Employee Share Purchase Plan (the “2018 ESPP”) by reason of any share split, share dividend, recapitalization or other similar transaction.
(2)	Represents 1,614,346 Ordinary Shares subject to outstanding options under the 2016 Plan as of April 30, 2018. To the extent options outstanding under the 2016 Plan are forfeited, lapse unexercised or are settled in cash, the Ordinary Shares subject to the options will be available for future issuance under the 2018 Plan.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $5.32 per share for outstanding options granted under the 2016 Plan.
(4)	Represents 6,542,964 Ordinary Shares available for future issuance under the 2018 Plan, which number consists of (a) 3,054,996 Ordinary Shares initially available for issuance under the 2018 Plan and (b) an additional 3,487,968 Ordinary Shares that may become issuable under the 2018 Plan pursuant to its terms.
(5)	With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $15.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated June 7, 2018, relating to its initial public offering of Ordinary Shares.
(6)	Represents 1,355,598 Ordinary Shares available for future issuance under the 2018 ESPP, which number consists of (a) 509,166 Ordinary Shares initially available for issuance under the 2018 ESPP and (b) an additional 846,432 Ordinary Shares that may become issuable under the 2018 ESPP pursuant to its terms.
(7)	With respect to shares available for future issuance, estimated in accordance with Rule 457(c) and 457(h) of the Securities Act for purposes of calculating the registration fee, the Proposed Maximum Offering Price Per Share is $15.00, which is the initial public offering price set forth on the cover page of the Registrant’s prospectus dated June 7, 2018, relating to its initial public offering of Ordinary Shares.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by MeiraGTx Holdings plc (the “Registrant”), pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Registrant’s prospectus filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act on June 7, 2018, in connection with the registration statement on Form S-1, as amended (Reg. No. 333-224914), in which there is set forth the audited financial statements for the Registrant’s fiscal year ended December 31, 2017; and

(b) the description of the Registrant’s Ordinary Shares contained in the prospectus included in the Registrant’s registration statement on Form S-1, as amended (Reg. No. 333-224914), which description is incorporated by reference into the Form 8-A (File No. 001-38520) filed with the Commission on June 8, 2018, pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific section of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association, which will become effective upon the completion of this offering, provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Our amended and restated memorandum and articles of association will provide:

“Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

139. No Indemnified Person shall be liable:

(a) for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b) for any loss on account of defect of title to any property of the Company; or

(c) on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d) for any loss incurred through any bank, broker or other similar Person; or

(e) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction.”

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of ordinary shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Articles of Association of the Registrant (incorporated by reference to Exhibit 3.3 to Amendment No. 3 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224914) filed on June 4, 2018).

4.2	Specimen Stock Certificate evidencing the ordinary shares of the Registrant (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224914) filed on May 29, 2018).

5.1+	Opinion of Walkers

23.1+	Consent of Ernst & Young LLP.

23.2+	Consent of Walkers (included in Exhibit 5.1).

24.1+	Power of Attorney (included on signature page).

99.1	MeiraGTx Holdings plc 2016 Equity Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224914) filed on May 29, 2018).

99.2	MeiraGTx Holdings plc 2018 Incentive Award Plan (incorporated by reference to Exhibit 10.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224914) filed on May 29, 2018).

99.3	MeiraGTx 2018 Employee Share Purchase Plan (incorporated by reference to Exhibit 10.15 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (Reg. No. 333-224914) filed on May 29, 2018).

+	Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on the 8th day of June, 2018.

MEIRAGTX HOLDINGS PLC

By:	/s/ Alexandria Forbes, Ph.D.
Alexandria Forbes, Ph.D.
President and Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of MeiraGTx Holdings plc, hereby severally constitute and appoint Alexandria Forbes, Ph.D. and Richard Giroux, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Alexandria Forbes, Ph.D. Alexandria Forbes, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	June 8, 2018

/s/ Richard Giroux Richard Giroux	Chief Operating Officer (principal financial and principal accounting officer) and MeiraGTx Holdings plc’s authorized representative in the United States	June 8, 2018

/s/ Keith R. Harris, Ph.D. Keith R. Harris, Ph.D.	Chairman of the Board of Directors	June 8, 2018

/s/ Ellen Hukkelhoven, Ph.D. Ellen Hukkelhoven, Ph.D.	Director	June 8, 2018

/s/ Arnold J. Levine, Ph.D. Arnold J. Levine, Ph.D.	Director	June 8, 2018

/s/ Joel S. Marcus Joel S. Marcus	Director	June 8, 2018

/s/ Neil Mendoza Neil Mendoza	Director	June 8, 2018

/s/ Gregory S. Moss Gregory S. Moss	Director	June 8, 2018

/s/ Stuart Naylor, Ph.D. Stuart Naylor, Ph.D.	Director	June 8, 2018

/s/ Thomas E. Shenk, Ph.D. Thomas E. Shenk, Ph.D.	Director	June 8, 2018